EXHIBIT 99

NEWS RELEASE

PGT Reports 2015 Third Quarter Results

VENICE, FL., November 4, 2015 - PGT, Inc. (NASDAQ: PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for its third quarter and nine months ended October 3, 2015.

“Quarterly sales exceeded $100 million for the second time this year, as we generated sales of $100.7 million in the third quarter. Sales increased $23.3 million, or 30.2%, over our 2014 third quarter, due to a combination of organic growth and from CGI-branded products. Our core repair and remodeling and new construction markets continue to be strong, as single-family housing starts in Florida increased 22% in the third quarter of 2015 compared to last year, and the repair and remodeling market continues to show positive growth. Through nine months, new construction and repair and remodeling sales of our PGT-branded products grew 24.4% and 6.3%, respectively. We anticipate this demand to continue into our fourth quarter which, combined with CGI’s fourth quarter sales, we estimate will result in consolidated sales of $88 million to $92 million. This represents a growth range of 4% to 9% over last year,” said PGT’s Chairman of the Board and Chief Executive Officer, Rod Hershberger.

Financial highlights for the third quarter ended October 3, 2015, compared to the third quarter of last year, include:

●	Net sales of $100.7 million, an increase of $23.3 million, or 30.2%, including organic growth of 8.1%;

●	Gross margin of 29.2%, compared to 30.0%;

●	Gross margin, as adjusted, of 31.2%, up from 30.4%;

●	Selling, general and administrative expense as a percentage of net sales was 16.3%, compared to 18.5%;

●	Net income of $6.3 million, compared to $2.3 million;

●	Net income, as adjusted, of $7.9 million, compared to $6.2 million;

●	Adjusted net income per diluted share of $0.16, compared to $0.12;

●	EBITDA, as adjusted, of $17.9 million, compared to $12.1 million;

Commenting on the third quarter, Brad West, PGT’s Chief Financial Officer, stated, “Gross profit dollars of $29.4 million, increased $6.2 million, or 26.9%, compared to last year’s third quarter. Gross margin, as adjusted, was 31.2%, representing an increase of 0.8% over prior year’s third quarter. The increase in gross margin includes the impact of our previously announced price increase, lower aluminum costs, and the addition of CGI. However, the increase in gross margin was offset by higher employee and other costs due to the increase in sales.”

Mr. West continued, “During the quarter, we incurred a total of $2.0 million relating to our ERP systems conversion, new product launch costs and the start-up of our laminated glass lines. We also saw adjusted EBITDA improve to $17.9 million, increasing 48.0%, over our 2014 third quarter, which was 17.7% of sales. We continued to leverage our selling, general and administrative expenses on higher sales which, as a percentage of sales, was 16.3%. We generated $11.7 million of cash from operations in our 2015 third quarter, which resulted in a $7.3 million increase in cash on hand during the quarter, to $54.8 million.”

Financial highlights for the nine months ended October 3, 2015, compared to the same period last year, include:

●	Net sales of $296.8 million, an increase of $75.1 million, or 33.9%, including organic growth of 12.9%;

●	Gross margin of 31.5%, compared to 31.2%;

●	Gross margin, as adjusted, of 32.4%, up from 31.3%;

●	Selling, general and administrative expense as a percentage of net sales was 17.1%, compared to 18.3%;

●	Net income of $19.8 million, compared to $13.5 million;

●	Net income, as adjusted, of $23.5 million, compared to $17.4 million;

●	Adjusted net income per diluted share of $0.47, compared to $0.35;

●	EBITDA, as adjusted, was $53.0 million, compared to $34.2 million;

Jeff Jackson, PGT’s President and Chief Operating Officer, commented on the third quarter, stating, “We continued to see solid top-line growth in our primary markets, and that growth came from both an increase in sales of PGT branded products and the addition of CGI. However, we struggled to meet robust demand in our vinyl lines due to issues associated with glass processing through our new ERP system, as well as slower than anticipated ramp-up of our new PGT WinGuard and EnergyVue vinyl lines, resulting in an increase in our backlog of nearly $6 million. These issues also caused inefficiencies in direct labor, higher scrap rates, and increased overhead costs during the third quarter. We are confident that the most significant issues we experienced relating to our ERP system implementation are behind us, and recent improvements in both on-time delivery and weekly sales support this belief. However, due to the nature of system issues, operational improvements will only gradually work their way to the bottom line, and gross margins in the near term will continue to be pressured.”

Mr. Jackson concluded, “We continued to generate strong operating cash flows during the quarter, which further strengthened our already strong balance sheet. These positive factors have enabled us to execute on our corporate strategies for growth and adding shareholder value, including last week’s announcement of our $20 million share buyback program. These continue to be exciting and rewarding times for our entire PGT family, and we are thankful as always for the hard work and dedication of all of our employees to our value proposition.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, November 5, 2015, at 10:30 a.m. eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, kindly dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning November 5, 2015, at 1:30 p.m. eastern time through November 11, 2015. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 57679386.

The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtindustries.com.

About PGT, Inc.

PGT, Inc. (NASDAQ: PGTI), headquartered in North Venice, Florida, through its wholly-owned subsidiaries, creates products which focus on protecting and enhancing the beauty and functionality of homes and businesses. The Company’s trusted brands include PGT Windows & Doors, and CGI Windows & Doors. PGT, Inc. holds a solid leadership position within its primary market and is part of the S&P SmallCap 400 Index. For additional information, visit ir.pgtindustries.com.

About PGT Windows & Doors

PGT Windows & Doors pioneered the U. S. impact-resistant window and door industry, and today is the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, PGT employs approximately 1,900 at its manufacturing, glass laminating and tempering plants and headquarters offices in North Venice, Florida. Utilizing the latest designs and technology, PGT Windows & Doors are ideal for new construction and replacement projects serving residential, commercial, high-rise and institutional markets. PGT’s product lines include PGT Aluminum & Vinyl Windows & Doors; PGT EnergyVue; PGT WinGuard; PGT PremierVue; PGT ClassicVue; PGT Architectural Systems; and PGT Eze-Breeze Sliding Panels. PGT Windows & Doors is a wholly-owned subsidiary of PGT, Inc. (NASDAQ: PGTI). For additional information, visit www.pgtindustries.com.

About CGI Windows & Doors

CGI Windows & Doors was established in 1992, and has consistently built a reputation based on designing and manufacturing quality impact-resistant products that meet or exceed the stringent Miami-Dade County impact standards. CGI has approximately 320 employees at its manufacturing plant in Miami, Florida. Today, CGI continues to lead as an innovator in product craftsmanship, strength and style, and its brands are highly recognized and respected by the architectural community. CGI product lines include the Estate Collection, Sentinel by CGI, Estate Entrances, Commercial Series and Targa by CGI. CGI Windows & Doors is a wholly-owned subsidiary of PGT, Inc. (NASDAQ: PGTI). For additional information, visit www.cgiwindows.com.

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends
•	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated
•	Raw material prices, especially aluminum
•	Transportation costs
•	Level of indebtedness
•	Dependence on our WinGuard and certain other branded product lines
•	Integration of acquisition(s)
•	Product liability and warranty claims
•	Federal and state regulations, and
•	Dependence on our manufacturing facilities

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at  http://ir.pgtindustries.com/sec.cfm.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the Company’s future earnings potential. However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the Company’s performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. EBITDA and adjusted EBITDA do not give effect to the cash the Company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

CONTACT: PGT, Inc.
Brad West, Vice President and CFO
941-480-1600
bwest@pgtindustries.com

PGT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2015	2014	2015	2014

Net sales	$100,668	$77,320	$296,802	$221,666
Cost of sales	71,247	54,136	203,395	152,565
Gross profit	29,421	23,184	93,407	69,101
Selling, general and administrative expenses	16,364	14,290	50,804	40,619
Income from operations	13,057	8,894	42,603	28,482
Interest expense, net	2,934	1,020	8,787	2,809
Debt extinguishment costs	-	2,829	-	2,829
Other expenses, net	131	1,019	357	918
Income before income taxes	9,992	4,026	33,459	21,926
Income tax expense	3,646	1,695	13,681	8,442
Net income	$6,346	$2,331	$19,778	$13,484

Basic net income per common share	$0.13	$0.05	$0.41	$0.29

Diluted net income per common share	$0.13	$0.05	$0.39	$0.27

Weighted average common shares outstanding:
Basic	48,596	47,399	48,131	47,271

Diluted	50,563	49,792	50,290	49,728

PGT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	October 3,	January 3,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$54,792	$42,469
Accounts receivable, net	38,957	25,374
Inventories	22,992	19,970
Prepaid expenses and other current assets	6,458	6,464
Deferred income taxes	5,110	5,160
Total current assets	128,309	99,437

Property, plant and equipment, net	69,344	60,898
Intangible assets, net	80,176	82,724
Goodwill	66,580	66,580
Other assets, net	2,370	2,110
Total assets	$346,779	$311,749

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$24,414	$17,328
Current portion of long-term debt	1,965	1,962
Total current liabilities	26,379	19,290

Long-term debt	190,813	191,792
Deferred income taxes	25,956	25,956
Other liabilities	960	735
Total liabilities	244,108	237,773

Total shareholders' equity	102,671	73,976
Total liabilities and shareholders' equity	$346,779	$311,749

PGT, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2015	2014	2015	2014
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income	$6,346	$2,331	$19,778	$13,484
Reconciling items:
System conversion costs (2)	1,622	-	1,622	-
New product launch costs (3)	284	-	1,198	-
Laminated glass line installation costs (4)	141	-	141	-
Other corporate costs (5)	272	-	272	-
Debt extinguishment costs (6)	-	2,829	-	2,829
De-designated interest rate swap (7)	-	1,188	-	1,188
CGI acquisition costs (8)	-	1,533	-	1,533
Addition of new glass processing facility (9)	-	331	-	331
Tax effect of reconciling items	(787)	(2,006)	(1,141)	(2,006)
Discrete item in income tax expense (10)	-	-	1,595	-
Adjusted net income	$7,878	$6,206	$23,465	$17,359

Weighted average shares outstanding:
Diluted	50,563	49,792	50,290	49,728

Adjusted net income per share - diluted	$0.16	$0.12	$0.47	$0.35

Reconciliation to EBITDA and Adjusted EBITDA:
Net income	$6,346	$2,331	$19,778	$13,484
Reconciling items:
Depreciation and amortization expense	2,620	1,141	7,545	3,584
Interest expense, net	2,934	1,020	8,787	2,809
Income tax expense	3,646	1,695	13,681	8,442
EBITDA	15,546	6,187	49,791	28,319
Add-backs:
System conversion costs (2)	1,622	-	1,622	-
New product launch costs (3)	284	-	1,198	-
Laminated glass line installation costs (4)	141	-	141	-
Other corporate costs (5)	272	-	272	-
Debt extinguishment costs (6)	-	2,829	-	2,829
De-designated interest rate swap (7)	-	1,188	-	1,188
CGI acquisition costs (8)	-	1,533	-	1,533
Addition of new glass processing facility (9)	-	331	-	331
Adjusted EBITDA	$17,865	$12,068	$53,024	$34,200
Adjusted EBITDA as percentage of net sales	17.7%	15.6%	17.9%	15.4%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed November 4, 2015.

(2) Costs associated with conversion to new ERP system, of which $1.6 million is included in cost of goods sold and $47 thousand is included in selling, general and administrative expenses in the three and nine months ended October 3, 2015.

(3) Costs associated with new product launches, of which $284 thousand is included in cost of goods sold in the three months ended October 3, 2015, and $894 thousand is included in cost of goods sold and $304 thousand is included in selling, general and administrative expenses in the nine months ended October 3, 2015.

(4) Costs associated with start-up of the laminated glass line, of which $141 thousand is included in cost of goods sold in the three and nine months ended October 3, 2015.

(5) Costs associated with legal settlement of $100 thousand and other corporate costs of $41 thousand, all of which are included in selling, general and administrative expenses, and fair value adjustments due to losses on non-hedge commodity-related contracts of $131 thousand, included in other expenses, net, in the three and nine months ended October 3, 2015.

(6) Costs and deferred financing costs write-off charges associated with the September 2014 refinancing of our then existing credit facility.

(7) Charges associated with our then existing interest rate swap that was de-designated for accounting purposes in September 2014 in connection with the refinancing of our then existing credit facility, included in other expenses, net, in the three and nine months ended September 27, 2014.

(8) Costs associated with the September 22, 2014 acquisition of CGI Windows and Doors, Inc., included in selling, general and administrative expenses in the three and nine months ended September 27, 2014.

(9) Start-up costs incurred in connection with our new glass processing facility, which began production in September 2014, included in cost of goods sold in the three and nine months ended September 27, 2014.

(10) Represents income tax expense previously classified within accumulated other comprehensive losses, relating to the intraperiod income taxes on our effective aluminum hedges. This amount, previously allocated to other comprehensive income, was reversed in the second quarter of 2015.